Exhibit (n)(1)

AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

PROFUNDS

WHEREAS, ProFunds (the “Trust”) is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of beneficial interest of the Trust are currently divided into a number of separate series listed on Schedule A hereto, as amended from time to time (the “Funds”); and

WHEREAS, the Trust desires to adopt, on behalf of each of the respective Funds, an Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 under the Act (the “Plan”).

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act consisting of the following terms and conditions:

1. Features of the Classes. Each of the Funds may issue its shares of beneficial interest in three classes: “Class A Shares”, “Investor, Class Shares” and “Service Class Shares.” Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each dais shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, each class of shares shall have the features described below.

2. Sales Charge Structure. Class A Shares of I each Fund (except Money Market ProFund) may be sold with up to the maximum aggregate Sales Charge allowable under the NASD Conduct Rules. Certain purchases of Class 4 Shares of each Fund may not be subject to such a front-end sales charge but may be subject to a contingent deferred sales charge of 1.00% if redeemed out of the Trust or Acc4ss One Trust less than 18 months after the date of purchase. Class A Shares of Money Market ProFund will not be sold with a front-end sales charge.

Investor Class Shares and Service Class Shares will not be sold with a front-end sales charge nor a contingent deferred sales charge.

3. Distribution and Shareholder Services Plans. The ProFunds Class A Shares Distribution and Shareholder Services Plan authorizes payments by the Trust, on behalf of the ProFunds listed on Schedule A thereto, to broker-dealers (including, for avoidance of doubt, ProFunds Distributors, Inc. (the “Distributor”)), investment advisers, banks, trust companies, accountants, estate planning firms, or other financial institutions or securities industry professionals at an annual rate not to exceed 0.40% of each Fund’s average daily net assets attributable to Class A Shares as compensation for service and distribution related activities and for shareholder services in accordance with applicable law. The Trust’s Service Class Distribution and Shareholder Services Plan authorizes payments by the Trust, on behalf of the Funds listed on Schedule A thereto, to broker-dealers (including, for avoidance of doubt, the Distributor), investment advisers, banks, trust companies, accountants, estate planning firms, or other financial institutions or securities industry professionals at an annual rate not to exceed 1.00% of such Funds’ average daily net assets attributable to Service Class Shares, of which 0.75% may serve as compensation for service and distribution related activities with respect to Service Class Shares and of which 0.25% may serve as compensation for shareholder services with respect to Service Class Shares.

4. Allocation of Income and Expenses.

(a) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

1) Expenses incurred by the Trust not attributable to a particular Fund or to a particular class of shares of a Fund (including, but not limited to, fees of Trustees, insurance, legal counsel and other expenses related to the administration and service of the Trust’s assets) (“Trust Level Expenses”); and

2) Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (including, but not limited to, advisory fees, management services fees, or other expenses relating to the administration and service of the Fund’s assets) (“Fund Expenses”).

(b) Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a distribution and shareholder services plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) Securities and Exchange Commission registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees’ fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other “Class Expenses” listed in categories (ii)-(viii) above may be allocated to a class, but only if the Principal Executive Officer and Principal Financial Officer of the Trust have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (the “Code”).

Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the Code.

5. Exchange Privileges.

Shareholders of Class A Shares of a Fund (other than the Money Market ProFund) may exchange their shares at net asset value without any sales charge for shares of the same class offered by another Fund, including each series of Access One Trust that offers such class, provided that the amount to be exchanged meets the applicable minimum investment requirements and the exchange is made in states where it is legally authorized.

Shareholders of Class A Shares of Money Market ProFund may exchange their shares for shares of the same class offered by another Fund, including each series of Access One Trust that offers such class, provided that the amount to be exchanged meets the applicable minimum investment requirements and the exchange is made in states where it is legally authorized, and provided further that such exchange will be treated as an initial purchase of the other Fund and applicable sales charges will apply unless applicable sales charges have already been charged to such shares.

Shareholders of Service Class Shares of a Fund may exchange their shares at net asset value without any sales charge for Service Class Shares or Investor Class Shares of another Fund, including each series of Access One Trust offering such classes, provided that the amount to be exchanged meets the applicable minimum investment requirements and the exchange is made in states where it is legally authorized.

Shareholders of Investor Class Shares of a Fund may exchange their shares at net asset value without any sales charge for Service Class Shares or Investor Class Shares of another Fund, including each series of Access One Trust offering such classes, provided that the amount to be exchanged meets the applicable minimum investment requirements and the exchange is made in states where it is legally authorized.

6. Accounting Methodology. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:

a) On a daily basis, a fund accountant shall calculate the distribution and shareholder services fee to be charged to the Class A Shares and Service Class Shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the class to the result of that calculation.

b) The fund accountant will allocate all other designated Class Expenses, if any, to the respective classes.

c) The fund accountant shall allocate income and Trust Level and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Trust for Trust Level Expenses.

d) The fund accountant shall then complete a worksheet developed for purposes of complying with Section 6 of this Plan, using the allocated income and expense calculations from paragraph (c) above, and the additional fees calculated from paragraphs (a) and (b) above.

e) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

7. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by the adviser to the Trust or any other provider of services to the Trust without the prior approval of the Trust’s Board of Trustees.

8. Effectiveness of Plan. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the independent Trustees.

9. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 8 hereof.

10. Limitation of Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

SCHEDULE A

TO PROFUNDS

AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

Airlines UltraSector ProFund	Short EquaIOTC ProFund
Asia 30 ProFund	Short Europe 30 ProFund
Banks UltraSector ProFund	Short Financials ProFund
Basic Materials UltraSector ProFund	Short Health Care ProFund
Bear ProFund	Short Industrials ProFund
Biotechnology UltraSector ProFund	Short International ProFund
Broad Market ProFund	Short Mid-Cap ProFund
Bull ProFund	Short Oil & Gas ProFund
Consumer Goods UltraSector ProFund	Short Oil Equipment, Services & Distribution ProFund
Consumer Services UltraSector ProFund	Short OTC ProFund
Dividend Equities ProFund	Short Precious Metals ProFund
Dow 30 ProFund	Short Real Estate ProFund
EqualOTC ProFund	Short Small-Cap ProFund
Europe 30 ProFund	Short Technology ProFund
Falling U.S. Dollar ProFund	Short Telecommunications ProFund
Financials UltraSector ProFund	Short Transportation ProFund
Health Care UltraSector ProFund	Short Utilities ProFund
Industrials UltraSector ProFund	Small-Cap Growth ProFund
International ProFund	Small-Cap ProFund
Internet UltraSector ProFund	Small-Cap Value ProFund
Large-Cap Growth ProFund	Technology UltraSector ProFund
Large-Cap Value ProFund	Telecommunications UltraSector ProFund
Leisure Goods UltraSector ProFund	Transportation UltraSector ProFund
Mid-Cap Growth ProFund	U.S. Government 10 ProFund
Mid-Cap ProFund	U.S. Government 30 ProFund
Mid-Cap Value ProFund	U.S. Government Plus ProFund
Mobile Telecommunications UltraSector ProFund	UltraBear ProFund
Money Market ProFund	UltraBull ProFund
Oil & Gas UltraSector ProFund	UltraDow 30 ProFund
Oil Equipment, Services & Distribution UltraSector ProFund	UltraEmerging Markets ProFund
OTC ProFund	U1traIntemational ProFund
Pharmaceuticals UltraSector ProFund	UltraJapan ProFund
Precious Metals UltraSector ProFund	UltraLatin America ProFund
Real Estate UltraSector ProFund	UltraMid-Cap ProFund
Rising Rates Opportunity 10 ProFund	UltraOTC ProFund
Rising Rates Opportunity ProFund	UltraShort Dow 30 ProFund
Rising U.S. Dollar ProFund	UltraShort Emerging Markets ProFund
Semiconductor UltraSector ProFund	UltraShort International ProFund
Short Asia ProFund	UltraShort Japan ProFund
Short Basic Materials ProFund	UltraShort Latin America ProFund
Short Biotechnology ProFund	UltraShort Mid-Cap ProFund
Short Broad Market ProFund	UltraShort OTC ProFund
Short Consumer Goods ProFund	UltraShort Small-Cap ProFund
Short Consumer Services ProFund	UltraSmall-Cap ProFund
Short Dividend Equities ProFund	Utilities UltraSector ProFund
Short Dow 30 ProFund

Date: June 20, 2006